SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Michael Clegg (“Employee”) and NETGEAR, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee and the Company entered into a Change of Control and Severance Agreement dated January 25, 2012 (the “Severance Agreement”);
WHEREAS, the Company has granted Employee options to purchase shares of the Company’s Common Stock (the “Options”) and awards of restricted stock units, each unit representing the right to receive a share of Company Common Stock on the date it becomes vested (the “RSU Awards”, and together with the Options, the “Equity Awards”), in each case under the Company’s 2006 Long Term Incentive Plan (the “2006 Plan”);

WHEREAS, Employee has separated from employment with the Company effective February 6, 2015 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and that the Company may have against Employee and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under paragraph 5 below, the Company agrees as follows:

a.Severance Payments. The Company agrees to pay Employee continuing payments of severance pay at his base salary rate in effect on the Separation Date from the first regular payroll date following the Effective Date and continuing through until December 31, 2015, in accordance with the Company’s regular payroll practices.

b.COBRA. The Company shall reimburse Employee for the payments Employee makes for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the period from the Effective Date and continuing through until December 31, 2015, provided Employee timely elects and pays for continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding the foregoing provisions of this paragraph, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Employee a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the group health coverage for Employee and/or Employee’s eligible dependents in effect on the Separation Date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee and/or Employee’s eligible dependents elect COBRA continuation coverage and will commence on the month following the Separation Date, or if later, the month following the date the Company makes the determination that providing the foregoing benefit would violate applicable law, and will end on December 31, 2015.

c.Accelerated Equity Vesting; Exercise Period Extension. The Parties agree that the Equity Awards will vest as of the Separation Date as to that portion of the awards that would have otherwise vested in accordance with the vesting schedules applicable thereto as if Employee had continued providing services as an employee of the Company until the fourteen (14) month anniversary of the Separation Date (the “Vesting Date”); provided, that for purposes of such vesting calculation, RSU Awards that would not otherwise be fully vested as of the Vesting Date will be deemed to have vested in equal monthly installments rather than equal annual installments over the four-year vesting period of such RSU Awards. The vesting acceleration of the Equity Awards is subject to this Agreement becoming effective and irrevocable. For avoidance of doubt, and subject to the proviso above, any unvested portion of the Equity Awards that are not scheduled to vest as of the Vesting Date will terminate and be cancelled on the Separation Date. The Company also agrees to extend Employee’s exercise period for the Options to three (3) months following the Vesting Date. Except as expressly amended hereby, the Equity Awards will remain subject to the terms, definitions, and provisions of the 2006 Plan and the respective stock option and RSU award agreement(s) between the Company and Employee (the “Equity Award Agreements”).
The Company shall have no further obligation to provide Employee with any payments, benefits, or other consideration other than as set forth above.

d.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Employee agrees and acknowledges that he is giving the Company permission to withhold from any cash payments to be made hereunder an amount equal to any required tax withholding obligation due and payable as a result of the severance payments and benefits being provided under this Agreement.

e.Employment Counsel. The Company will reimburse Employee for the reasonable fees, not to exceed $2,500, of an employment attorney of his choice related to the negotiation and drafting of this Agreement. Employee shall submit receipts for reimbursement of such employment counsel fees prior to March 15, 2015.

f.Company Laptop; Cell Phone. Within five (5) days of the Separation Date, Employee shall submit his Company laptop and cell phone to the Company for a reasonable time period so that the Company may wipe all Company information from such devices. Employee will be entitled to keep both the laptop and cell phone, as well as his phone number. In addition, Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items that are currently in his possession, and that he will promptly return or destroy all documents and other items that he subsequently discovers that have been provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, with the exception of copies of Employee’s agreements with the Company and compensation and benefits records. Notwithstanding the foregoing, the Company also agrees that Employee shall be entitled to keep the Company issued router and Arlo system that currently are in his possession for his own personal use only.

2.Benefits. Employee’s health insurance benefits shall cease on the last day of February 2015, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment, including, but not limited to, the accrual of vacation, and paid time off, ceased as of the Separation Date.

3.Payment of Salary and Receipt of All Benefits. The Company agrees that expenses submitted to the Company’s human resources department by Employee by no later than March 31, 2015 shall be paid in accordance with the terms of the NETGEAR Global Travel and Entertainment Policy. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the conclusion of that relationship, including without limitation any claims under the Employment Agreement;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). In addition, Employee is not waiving or releasing under this Agreement any indemnification rights to which Employee may be entitled under the Company’s formation documents, by contract, or as a matter of law. Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 19, except as required by applicable law. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has forty-five (45) days within which to consider this Agreement; (c) as set forth in the documentation provided to, and acknowledged by, Employee at the time of presentation of this Agreement, Employee has been advised in writing by the Company of the class, unit, or group of individuals covered by the Company’s recent reduction in force, the eligibility factors for such reduction in force, and the job titles and ages of all individuals who were and were not selected; (d) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (e) this Agreement shall not be effective until after the revocation period has expired; and (f) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 45-day period.

6.California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from his obligations hereunder, nor permit him to make additional disclosures. Employee warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

9.Trade Secrets and Confidential Information/Company Property. Employee agrees and hereby acknowledges that by virtue of his employment relationship and fiduciary duties owed to the Company, he has always been subject to a confidentiality obligation to the Company. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, product strategy, product roadmaps, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom he became acquainted during the term of his employment), sales information and techniques, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that he has not to date misused or disclosed Confidential Information to any unauthorized party.

10.Inventions.

a.Inventions and Intellectual Property Rights. “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, negative know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works or works of authorship, and techniques and all Intellectual Property Rights in any of such items. “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

b.Prior Inventions. Employee has disclosed on Exhibit A all Inventions that (i) Employee has, or Employee has caused to be, alone or jointly with others, conceived, developed or reduced to practice prior to beginning his employment with the Company, (ii) in which Employee has an ownership interest or that Employee has a license to use, and (iii) that Employee wishes to exclude from this Agreement (collectively, “Prior Inventions”). If Employee has listed no Prior Inventions in Exhibit A, Employee warrants that he has no such Prior Inventions. Employee represents and warrants that he did not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without the Company’s prior written consent. If, in the course of Employee’s employment with the Company, Employee incorporated a Prior Invention into a Company process, machine or other work, Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention, all without need to account to Employee in any way for such uses.

c.Assignment of the Company Inventions. “Company Inventions” are Inventions assigned to the Company or to a third party as directed by the Company. Except for Inventions listed on Exhibit A and except for Inventions that Employee can prove qualify fully under the provisions of a Specific Inventions Law (as defined below), Employee hereby assigns (as of when any such Inventions or Intellectual Property Rights was first conceived, first reduced to practice, or first fixed in a tangible medium, as applicable) to the Company all of Employee’s right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) Employee made, conceived, reduced to practice or learned, either alone or with others, during the period of Employee’s employment by the Company. Though the Company may ask Employee to sign specific assignments after the date of this Agreement, the assignment in this Agreement is automatically effective with respect to any and all prior Inventions without need for further documentation. Employee agrees, as the Company directs, to assign all of Employee’s right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States government.

d.Specific Inventions Law. Employee recognizes that, in the event of a specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under such Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by Employee for the Company.

e.Obligation to Keep the Company Informed. Employee represents and warrants to the Company that, during the period of Employee’s employment by the Company, Employee fully disclosed to the Company in writing (i) all Inventions Employee authored, conceived or reduced to practice, either alone or with others and including any that might be covered under California Labor Code Section 2870, and (ii) all patent applications Employee filed or in which Employee was named as an inventor or coinventor (collectively (i) and (ii), “Covered Inventions”). For a period of one (1) year after the Separation Date, Employee will promptly and fully disclose to the Company in writing all Covered Inventions authored, conceived or reduced to practice or that are the subject of a patent application during such one (1) year period.

f.Enforcement of Intellectual Property Rights and Assistance. At any time (and from time to time) after the Separation Date, Employee will assist the Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to the Company Inventions. If the Company cannot secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if Employee executed them himself.

g.Waiver of Moral Rights. If Employee has any moral rights or other similar rights in any Company Inventions that Employee cannot assign to the Company, Employee hereby agrees to waive, and does waive, all enforcement of such moral rights against the Company or any of its successors or assigns.

h.Records. Employee represents and warrants to the Company that he kept and maintained adequate and current records (in the form of notes, sketches, drawings and in any other form the Company requires) of all Inventions Employee made during his employment by the Company. Employee acknowledges that such records remain the sole property of the Company at all times.

11.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within ten (10) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

12.Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company (on behalf of its officers and directors) agrees not to disparage Employee in any manner likely to be harmful to Employee or to Employee’s personal reputation; provided, however, that both Employee and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Board member of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

13.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement.

14.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  With respect to any amount eligible for reimbursement under this Agreement (i) the amount of the reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement will not be subject to liquidation or exchange for another benefit or payment, and (iii) subject to any shorter time periods provided herein or in the applicable reimbursement arrangement, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A.  In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and

Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Equity Award Agreements, except as modified herein.

24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

25.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26.Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within the forty-five (45) day period set forth under paragraph 5 above.  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and
(d)    he is fully aware of the legal and binding effect of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MICHAEL CLEGG, an individual

Dated: February 10, 2015	/s/ Michael Clegg
Michael Clegg

NETGEAR, INC.

Dated: February 10, 2015	By:	/s/ Andrew Kim
Andrew Kim
SVP of Corp. Dev. & General Counsel

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

_x_ No inventions or improvements
___ Additional Sheets Attached

Date: February 10, 2015	/s/ Michael Clegg
Signature

Michael Clegg
Name of Employee (typed or printed)

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”